                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Edmundson International, Inc. ("EII")
   (Last)  (First)  (Middle)

   31356 Via Colinas
   (Street)

   Westlake Village, CA  91362
   (City)  (State)  (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   8/12/99

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Issuer Name and Ticker or Trading Symbol

   Atchison Casting Corporation ("FDY")

5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            / / 10% Owner
   / / Officer (give title below)          /X/ Other (specify below)
   See Footnote 1 on Attachment.
   ----------------------------

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group Reporting (Check applicable line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).

            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
                                     Owned          (I)            Ownership
1. Title of Security                 (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------

Common Stock                      148,100        D
Common Stock                       40,000        I              See Footnote 2
                                                                  on Attachment.



         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------




                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Security:
                                                   sion or        Direct      6. Nature of
                                                   Exercise       (D) or          Indirect
                                                   Price of       Indirect        Beneficial
1. Title of Derivative                             Derivative     (I)             Ownership
   Security (Instr. 4)                             Security       (Instr. 5)      (Instr. 5)
----------------------------------------------  -------------  -------------  --------------





Explanation of Responses:




/s/ illegible   VP                          9/10/99
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

EDMUNDSON INTERNATIONAL, INC.
31356 Via Colinas
Westlake Village, CA  91362

Date of event requiring statement:  8/12/99

ATCHISON CASTING CORPORATION (FDY)

                                    FORM 3

                                  FOOTNOTES

1. Edmundson International, Inc. ("EII") may be a member of a 13(d) group owning more than 10%, although EII has disclaimed such membership.

2. These securities are directly owned by Lincolnshire Associates, Ltd., a Texas limited partnership ("Lincolnshire"). Portshire Corp., a Texas corporation and wholly owned subsidiary of EII ("Portshire"), is the general partner of Lincolnshire. Therefore, EII, through its ownership of Portshire, indirectly owns these securities.